ARTICLES OF INCORPORATION
                                  AS AMENDED

                                     OF

                    INTERACTIVE MARKETING TECHNOLOGY, INC.

I    NAME:   The name of the corporation is:

             Interactive Marketing Technology, Inc.

II   PRINCIPAL OFFICE:

             The location of the principal office of this corporation within the State of Nevada is located at: C/O Michael Morrison, 1495 Ridgeview Drive, Suite 220, Reno, Nevada 89509.

III  PURPOSE:

             The purpose for which this corporation is formed is to engage in any lawful activity.

IV   AUTHORIZATION OF CAPITAL STOCK:

             The amount of the total authorization of capital stock of the Corporation shall be sixty million (60,000,000) shares of common stock, par value one tenth of one cent ($0.001) per share. Each share of common stock shall have one (1) vote. Such stock may be issued from time to time without any action by the stockholders for such consideration as may be fixed from time to time by the Board of Directors, and the shares so issued, the full consideration for which has been paid or delivered, shall be deemed the full paid up stock, and the holder of such shares shall not be liable for any further payment thereof. Said stock shall not be subject to assessment to pay the debts of the Corporation, and no paid-up stock and no stock issued as fully paid, shall ever be assessed or assessable by the Corporation

             The Corporation is authorized to issue 60,000,000 shares of common stock, par value $0.001 per share.

V    INCORPORATORS:

             The name and address of the incorporators are as follows:

             Shuree L. Gates    96 West 6480 South
                                Murray, Utah 84107

VI   DIRECTORS:

             The governing board of this corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be specified by the by laws of the corporation; provided, however, the number of directors shall not be reduced to less than one (1). The name and address of the Directors comprising the Board of Directors is as follows:

             Sandy Lang         5120 Whisettt Avenue
                                Valley Village, CA 91607

             Martin Goldrod     12840 Moorpark, St 102
                                Studio City, CA 91604

             The name and residence address within the State of Nevada of this Corporation's resident agent shall be: Michael Morrison, 1495 Ridgeview Drive, Suite 220, Reno, Nevada 89509.

VII  STOCK NON-ASSESSABLE:

             The capital stock or holder thereof, after the amount of the subscription price has been paid in, shall not be subject to any assessment whatsoever to pay the debts of the corporation:

VIII TERM OF EXISTENCE:

             This Corporation shall have perpetual existence.

IX   CUMULATIVE VOTING:

             No cumulative voting shall be permitted in the election of Directors.

X    PREEMPTIVE RIGHTS:

             Stockholders shall not be entitled to preemptive rights.